                                                Filed Pursuant to Rule 424(b)(3)
                                                          File Number 333-109175

                              PROSPECTUS SUPPLEMENT

To Prospectus dated October 20, 2003 as supplemented by a Prospectus Supplement
                            Dated November 14, 2003

                            (SEC File No. 333-109175)

                                MICROISLET, INC.

This Prospectus Supplement includes the attached Current Report on Form 8-K of MicroIslet, Inc. dated March 10, 2004 filed by us with the Securities and Exchange Commission.

Our common stock is traded on the OTC Bulletin Board under the symbol "MIIS".

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ___________________

            The date of this Prospectus Supplement is March 10, 2004

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             FORM 8-K CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                       March 10, 2004 (March 10, 2004)

                                MICROISLET, INC.
               (Exact Name of Registrant as Specified in Charter)

              Nevada                     0-27035                 88-0408274
              ------                     -------                 ----------
 (State or Other Jurisdiction    (Commission File Number)    (IRS Employer
      of Incorporation)                                     Identification No.)


6370 Nancy Ridge Drive, Suite 112, San Diego, California            92121
--------------------------------------------------------            -----
        (Address of Principal Executive Offices)                 (Zip Code)

                                 (858) 657-0287
                                 --------------
              (Registrant's telephone number, including area code)


================================================================================

ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE

         On March 10, 2004, MicroIslet, Inc. ("we" or "us"), announced the finalization of agreements for the sale of common stock for gross proceeds of $12.8 million. The purchasers include various institutional, strategic and accredited investors.

         We agreed to sell an aggregate of approximately 9.8 million shares for $1.30 per share. In connection with the financing we also agreed to issue to the investors five-year warrants to purchase an aggregate of approximately 4.9 million shares at $1.00 per share. We have agreed to pay various placement agents compensation based on investments from purchasers located by such agents. The compensation is no more than 10% of the cash proceeds from an introduced investor, plus warrants to purchase no more than 10% of the number of shares purchased by an introduced investor. Such placement agent warrants will have exercise prices of $1.30 per share and terms ranging from two to five years. All of the shares and warrants sold to each purchaser will be sold in a single tranche to close shortly after finalization of the agreements.

         In the event we sell securities at a price lower than $1.30 per share before the effectiveness of the registration statement registering for resale the shares and warrants issued in the financing, the number of shares issued to each investor will be increased to effectively reprice the first tranche shares to such lower price. We have no plans to issue securities prior to the effectiveness of the registration statement in a manner that would trigger these share issuance provisions.

         The securities were offered and sold without registration under the Securities Act of 1933 to accredited investors in reliance upon the exemption provided by Rule 506 of Regulation D thereunder, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act. An appropriate legend will be placed on the shares, the warrants and the shares issuable upon exercise of the warrants unless registered under the Securities Act prior to issuance. We have agreed to prepare and file on or before April 30, 2004, a registration statement covering the resale of the shares and the shares issuable upon exercise of the warrants, and to use our commercially reasonable efforts to have such registration statement declared effective by the SEC no later than August 30, 2004.

         Complete copies of the form of Securities Purchase Agreement and the form of warrant to be issued pursuant to the financing, as well as our related press release regarding the financing, are included in this report as exhibits. The summary of the transaction set forth above is qualified by reference to such exhibits.

         Net new cash proceeds of the financing are expected to be used for working capital purposes to further development of our MicroIslet-P product candidate. The proceeds are projected to be sufficient to fund our operations for the next eighteen months, through completion of formal animal studies in anticipation of filing an investigational new drug application with the Food and Drug Administration.

         This report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any of these securities. This report is being filed pursuant to and in accordance with Rule 135c under the Securities Act.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)      FINANCIAL STATEMENTS OF BUSINESS ACQUIRED. None

(b)      PRO FORMA FINANCIAL INFORMATION. None

(c)      EXHIBITS.

                  10.1 Form of Securities Purchase Agreement, which agreements differ only as to amount of shares and warrants to be sold to each investor in the first tranche. No shares or warrants are to be sold in the referenced second tranche to any investor.

                  10.2 Form of Warrant, which warrants differ only as to the number of shares purchasable upon exercise of the warrant. All warrants have an exercise price of $1.00.

                  99.1     Press release dated March 10, 2004.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   MICROISLET, INC.


Date: March 10, 2004             By:   /s/ Hartoun Hartounian
                                       -----------------------------------------
                                       Hartoun Hartounian
                                       President and Chief Operating Officer



                                  EXHIBIT INDEX

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
10.1                       Form of Securities Purchase Agreement.

10.2                       Form of Warrant.

99.1                       Press release dated March 10, 2004.

EXHIBIT 10.1

         SECURITIES PURCHASE AGREEMENT, dated as of March 9, 2004 (this "AGREEMENT"), between MICROISLET, INC., a Nevada corporation with principal executive offices at 6370 Nancy Ridge Drive, Suite 112, San Diego, California 92121 (the "COMPANY") and ____________________ (the "PURCHASER").

                                  INTRODUCTION

         Subject to the terms and conditions of this Agreement, the Company may issue and sell to the Purchaser and the Purchaser shall purchase from the Company the following: (i) a minimum of the total number of shares (the "SHARES") of common stock of the Company (the "COMMON STOCK") shown in Schedule 1.01(a); (ii) warrants (the "$1.00 WARRANTS") exercisable for an aggregate of the number of shares of Common Stock shown on Schedule 1.01(a) at the exercise price of $1.00 per share, in the form attached hereto as Exhibit A; and (iii) warrants (the "$1.30 WARRANTS", and, together with the $1.00 Warrants, the "WARRANTS") exercisable for an aggregate of the number of shares of Common Stock shown on Schedule 1.01(a) at the exercise price of $1.30 per share, in the form attached hereto as Exhibit A(1). The Warrants, together with this Agreement, are hereinafter referred to as the "TRANSACTION AGREEMENTS." The $1.00 Warrants shall be exercisable until the fifth anniversary of the execution and delivery of this Agreement, and the $1.30 Warrants shall be exercisable until the fifth anniversary of the Second Closing. The term "SECURITIES" as used herein shall refer to (x) the Shares, the Warrants and the shares issuable upon exercise of the Warrants (the "WARRANT SHARES").

         NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Company and the Purchaser hereby agree as follows:

                                    ARTICLE I

                            ACQUISITION OF SECURITIES

         SECTION 1.01      THE AGREEMENT.

         (a) Subject to the terms and conditions of this Agreement, the Company shall issue and sell to the Purchaser and the Purchaser shall purchase from the Company the Shares in two installments as follows: (i) following the execution and delivery hereof by the parties hereto, the Purchaser shall purchase the number of Shares included in the First Tranche as set forth in Schedule 1.01(a), in the manner provided in Section 1.02(a) (the "FIRST TRANCHE"); and (ii) following the effectiveness of the Registration Statement (as defined in SECTION
3.01 below), the Purchaser shall purchase the number of Shares included in the Second Tranche as set forth in Schedule 1.01(a) (the "SECOND TRANCHE"), subject to receipt of an Election Notice (as defined below) from the Company(2). The

-------------
(1) If the $1.30 warrants are stated to be for zero shares, no $1.30 warrants will be issued, and all references in this Agreement to the $1.30 warrants should be disregarded.
(2) If the number of Shares to be purchased in the Second Tranche is stated to be zero, then there shall be no Second Closing (as defined in Section 1.02(a)), and neither party shall have any obligations with respect to the Second Tranche or the Second Closing.

purchase price per share (in either case, the "TRANCHE PURCHASE PRICE") for the Shares sold in the First Tranche and the Second Tranche shall be as set forth in
SCHEDULE 1.01(A).

         (b) To effect its election to sell Shares in the Second Tranche, the Company shall deliver to Purchaser written notice within five Business Days after the effectiveness of the Registration Statement (an "ELECTION NOTICE") specifying that the Company wishes to sell such Shares to the Purchaser. The Election Notice shall specify that the election is being made and the date on which the closing of the Second Tranche shall occur; provided, such date shall be a Business Day (as hereinafter defined) and shall not be earlier than five Business Days or later than ten Business Days after the date such Election Notice is given to the Purchaser. In no event will the closing date of the Second Tranche be set for a date after December 31, 2004. An Election Notice shall be irrevocable. For purposes hereof, the term "BUSINESS DAY" shall mean any day which is not (i) a Saturday or a Sunday or (ii) a day on which banking institutions are generally authorized or obligated to close in the City of Los Angeles, California. Subject to the foregoing and to the applicable conditions in Sections 4.01, 4.02 and 4.03 hereof, the Purchaser shall be obligated to purchase the Shares in the Second Tranche.

         (c) The Company shall not effect the sale of shares in the Second Tranche, and the Purchaser shall not have the right to purchase Shares in the Second Tranche, to the extent that after giving effect to such purchase the Purchaser together with its affiliates would beneficially own in excess of 9.8% of the outstanding shares of the Common Stock following such purchase. For purposes hereof, the number of shares of Common Stock beneficially owned by the Purchaser and its affiliates or acquired by the Purchaser and its affiliates, as the case may be, shall include the number of Shares issuable in connection with the Second Tranche. If the 9.8% limitation is reached, this shall not affect or limit the Purchaser's obligation to purchase the Shares in the Second Tranche as otherwise provided in this Agreement. Specifically, even though the Purchaser may not receive additional shares of Common Stock in the event that the 9.8% limitation is ever reached, the Purchaser is still obligated to pay to the Company the Purchase Price as otherwise obligated under this Agreement. Under such circumstances, the Purchaser would have the right to have issued the additional shares of Common Stock in the future only at such time as its ownership decreased so as to permit issuance of Shares without violation of this
Section 1.01(c). The number of outstanding shares of Common Stock shall be determined after giving effect to any purchases under this Agreement by the Purchaser since the date as of which such number of outstanding shares of Common Stock was reported. Except as otherwise set forth herein, for purposes of this
Section 1.01(c), beneficial ownership shall be determined in accordance with
Section 13(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT").

         (d) (i) Upon the First Closing (as defined below), the Purchaser shall be granted the $1.00 Warrants.

                  (ii) In addition, upon the Second Closing (as defined below) the Purchaser shall be granted the $1.30 Warrants.

                  (iii) If at any time or from time to time prior to the Effective Date, the Company sells any Common Stock or any indebtedness, bonds, debentures, notes, preferred stock or similar equity securities which are convertible into or exercisable for Common Stock at a price (the "SUBSEQUENT PRICE") less than $1.30, the Company shall issue to the Purchaser within five
(5) Trading Days following the such sale the number of additional shares of Common Stock determined according to the following formula:

                  (($1.30 - Subsequent Price) x the number of Shares purchased in the First Tranche) / Subsequent
Price

Notwithstanding anything to the contrary herein, the provisions of this Section 1.01(d) shall not apply to any such securities issued or to be issued pursuant to (i) securities issued to employees, consultants, officers or directors of the Company pursuant to any stock option, stock purchase or stock bonus plan, agreement or arrangement approved by the Board of Directors; (ii) securities issued pursuant to the acquisition of another business entity or business segment of any such entity by the Company by merger, purchase of substantially all of the assets or other reorganization whereby the Company will own more than fifty (50%) of the voting power of such business segment of any such entity;
(iii) securities issued to vendors or customers or to other persons in similar commercial situations with the Company if such issuance is approved by the Board of Directors; (iv) securities issued in corporate partnering transactions on terms approved by the Board of Directors; (v) securities issued in accordance with the terms of any of the Company's warrants outstanding on the date hereof; or (vi) borrowings, direct or indirect, from financial institutions regularly engaged in the business of lending money, whether or not presently authorized with an equity component which is not a major component of such borrowing.


         SECTION 1.02      CLOSING PROCEDURES; THE CLOSINGS.

         (a) Subject to the satisfaction or waiver of the conditions precedent set forth in SECTIONS 4.01 and 4.02 hereof, the closing of the sale and purchase of the Securities to be delivered in the First Tranche shall take place immediately following the execution and delivery of this Agreement, or as soon thereafter as practicable (the "FIRST CLOSING"); and subject to the satisfaction or waiver of the conditions precedent set forth in SECTIONS 4.01, 4.02 and 4.03 hereof and the procedures set forth herein, the closing of the sale and purchase of the Securities to be delivered in the Second Tranche shall take place on the date specified in the Election Notice (the "SECOND CLOSING") (the "FIRST CLOSING" and the "SECOND CLOSING," each a "CLOSING"). Unless otherwise agreed by the Company and the Purchaser, each Closing shall occur at the offices of Procopio, Cory, Hargreaves & Savitch LLP, counsel to the Company.

         (b) At each Closing, (i) each of the Company and the Purchaser shall deliver to the other, as applicable, any documents required to be delivered by
Article IV hereof which have not been delivered prior to such Closing, (ii) the Purchaser shall pay the applicable Tranche Purchase Price for the Shares being purchased at the Closing by wire transfer of immediately available funds to an account designated in writing by the Company at or prior to the Closing, and
(iii) the Company shall deliver to the Purchaser one or more stock certificates, determined in accordance with the instructions of the Purchaser, representing the Shares being purchased or shall cause the Shares being purchased to be electronically transferred to the Purchaser.

         SECTION 1.03      ILLIQUIDITY OF INVESTMENT; SECURITIES LAWS.

         (a) The offering and proposed sale of Shares and the Warrants herein have not been registered or qualified under the Securities Act nor under the securities laws of California or any other state. This offering has not been reviewed by the United States Securities and Exchange Commission (the "COMMISSION") nor has the Commission or any state securities commission or regulatory authority approved, passed upon or endorsed the merits of this offering. The offering and proposed sale of the Shares and the Warrants herein is being made in reliance upon certain securities exemptions, including (i) Rule 506 of Regulation D promulgated under the Securities Act, and (ii) the exemption set forth in Section 25102(f) of the California Corporate Securities Law of 1968, as amended, and the regulations promulgated thereunder.

         (b) It is believed that the offering and proposed sale of the Shares and the Warrants currently qualifies and will continue to qualify under each such claimed exemption. Because the availability of these exemptions is based upon subjective factors, however, and because the criteria for exemption are subject to interpretation by state or federal regulatory agencies and courts, there is no assurance that such exemptions will be available. If and to the extent that suits for rescission are brought for failure to register this offering or for acts or omissions constituting offenses under the Securities Act or the securities laws of any state, the capital and financial condition of the Company could be materially adversely affected. In addition, the Company could be adversely affected by the need to defend any such private or governmental action even where the Company ultimately is exonerated.

                                   ARTICLE II

                          REPRESENATIONS AND WARRANTIES

                  SECTION 2.01 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to the Purchaser, subject to such exceptions as are listed in the disclosure letter to be delivered to Purchaser on or prior to the First Closing, or as otherwise disclosed in the Company's SEC Documents (as defined below), as follows:


         (a) The Common Stock has been registered under Section 12(g) of the Exchange Act and the Company is subject to the periodic reporting requirements of Section 13 of the Exchange Act. The Company has heretofore provided to the Purchaser true, complete, and correct copies of all forms, reports, schedules, statements, and other documents required to be filed by it under the Exchange Act since at least April 24, 2002 as such documents have been amended since the time of the filing thereof (collectively, the "SEC DOCUMENTS"). The SEC Documents, including, without limitation, any financial statements and schedules included therein, at the time filed or, if subsequently amended, as so amended,
(i) did not contain any untrue statement of a material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) complied in all respects with the applicable requirements of the Exchange Act and the applicable rules and regulations thereunder.

         (b) At the date hereof and at each Closing:

                  (i) the Common Stock is and shall be traded and quoted in the over-the-counter Bulletin Board market (the "OTCBB");

                  (ii) the Company has and shall have performed or satisfied all of its undertakings to, and its obligations and requirements with, the Commission; and

                  (iii) the Company has not, and shall not have taken any action that would preclude, or otherwise jeopardize, the inclusion of the Common Stock for quotation on the OTCBB.

         (c) MicroIslet of Delaware, Inc., a Delaware corporation ("SUBSIDIARY"), is the sole subsidiary of the Company. Other than Subsidiary, the Company has no subsidiaries or affiliated corporations and does not own any interest in any other enterprise (whether or not such enterprise is a corporation). Each of the Company and Subsidiary has been duly organized and is validly existing as a corporation in good standing under the laws of the respective jurisdiction of its incorporation with full power and authority (corporate and other) to own, lease and operate its respective properties and conduct its respective business as described in the SEC Documents; each of the Company and Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or leasing of its respective properties or the conduct of its respective business requires such qualification, except where the failure to be so qualified or be in good standing would not have a material adverse effect on the business, prospects, condition (financial or otherwise), and results of operations of the Company and Subsidiary taken as a whole; no proceeding has been instituted in any such jurisdiction, revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification; each of the Company and Subsidiary is in possession of, and operating in compliance with, all authorizations, licenses, certificates, consents, orders and permits from state, federal, foreign and other regulatory authorities that are material to the conduct of its business, all of which are valid and in full force and effect; neither the Company nor Subsidiary is in violation of its charter or bylaws or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any material bond, debenture, note or other evidence of indebtedness, or in any material lease, contract, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which it is a party or by which it or its respective properties or assets may be bound, which violation or default would have a material adverse effect on the business, prospects, financial condition or results of operations of the Company and Subsidiary taken as a whole; and neither the Company nor Subsidiary is in violation of any law, order, rule, regulation, writ, injunction, judgment or decree of any court, government or governmental agency or body, domestic or foreign, having jurisdiction over the Company or Subsidiary or over its respective properties or assets, which violation would have a material adverse effect on the business, prospects, financial condition or results of operations of the Company and Subsidiary taken as a whole. The SEC Documents accurately describe any corporation, association or other entity owned or controlled, directly or indirectly, by the Company or Subsidiary.

         (d) The Company has full legal right, power and authority to enter into each of the Transaction Agreements and to perform the transactions contemplated hereby and thereby. Each of the Transaction Agreements has been duly authorized, executed and delivered by the Company and is a valid and binding agreement on the part of the Company, enforceable in accordance with its respective terms (except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies); the performance of each of the Transaction Agreements and the consummation of the transactions herein or therein contemplated will not result in a breach or violation of any of the terms and provisions of, or constitute a default under,
(i) any bond, debenture, note or other evidence of indebtedness, or under any lease, contract, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which the Company or Subsidiary is a party or by which its respective properties or assets may be bound, (ii) the charter or bylaws of the Company or Subsidiary, or (iii) any law, order, rule or regulation, or to the best of the Company's knowledge, any writ, injunction, judgment or decree of any court, government or governmental agency or body, domestic or foreign, having jurisdiction over the Company or Subsidiary or over its respective properties or assets, which violation or default would have a material adverse effect on the business, prospects, financial condition or results of operations of the Company and Subsidiary taken as a whole. No consent, approval, authorization or order of, or qualification with, any court, government or governmental agency or body, domestic or foreign, having jurisdiction over the Company or Subsidiary or over its respective properties or assets is required for the execution and delivery of any Transaction Agreement and the consummation by the Company of the transactions herein and therein contemplated, except such as may be required under the Securities Act or under state or other securities or blue sky laws, all of which requirements have been, or in accordance therewith will be, satisfied in all material respects.

         (e) There is not any pending or, to the best of the Company's knowledge, threatened, action, suit, claim or proceeding against the Company or Subsidiary, or any of its officers or any of its properties, assets or rights, before any court, government or governmental agency or body, domestic or foreign, having jurisdiction over the Company or Subsidiary or over its officers or properties or otherwise that (i) is reasonably likely to result in any material adverse change in the business, prospects, financial condition or results of operations of the Company and Subsidiary taken as a whole or might materially and adversely affect their properties, assets or rights taken as a whole, (ii) might prevent consummation of the transactions contemplated by the Transaction Agreements, or (iii) will be required to be disclosed in the Registration Statement, except to the extent heretofore disclosed in the SEC Documents.

         (f) As of the date of this Agreement, the authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, of which 28,143,179 shares of Common Stock are outstanding, and 10,000,000 shares of preferred stock, none of which is outstanding. All outstanding capital stock of Subsidiary is owned beneficially and of record by the Company. Each of such outstanding shares of Common Stock and each outstanding share of capital stock of Subsidiary, is validly authorized, validly issued, fully paid, and nonassessable, has not been issued and is not owned or held in violation of any preemptive or similar right of stockholders. As of the date of this Agreement, there is no commitment, plan, or arrangement to issue, and no outstanding option, warrant, or other right calling for the issuance of, any share of capital stock of or any security or other instrument convertible into or exchangeable for capital stock of the Company or Subsidiary. As of the date of this Agreement, there is outstanding no security or other instrument convertible into or exchangeable for capital stock of the Company or Subsidiary. The Shares and the Warrant Shares have been duly authorized for issuance and sale to the Purchaser pursuant hereto and the Warrants, respectively, and, when issued and delivered by the Company against payment therefor in accordance with the terms of this Agreement and the relevant Warrant or Warrants, respectively, will be duly and validly issued and fully paid and nonassessable, and will be sold free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest of any kind; and no preemptive or similar right, co-sale right, registration right, right of first refusal or other similar right of stockholders exists with respect to any of the Shares or Warrant Shares or the issuance and sale thereof other than those that have been expressly waived prior to the date hereof and those that will automatically expire upon the execution hereof. No further approval or authorization of any stockholder, the Board of Directors of the Company or others is required for the issuance and sale or transfer of the Shares, the Warrants, or the Warrant Shares, except as may be required under the Securities Act, the rules and regulations promulgated thereunder or under state or other securities or blue sky laws. The description of the Company's stock option, stock bonus and other stock plans or arrangements, and the options or other rights granted and exercised thereunder, set forth in the SEC Documents accurately and fairly presents in all material respects the information required to be shown with respect to such plans, arrangements, options and rights under the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder. The Company has authorized and has reserved and covenants to continue to reserve, free of preemptive rights and other similar contractual rights of stockholders, a sufficient number of its authorized, but unissued, shares of its Common Stock to cover the Warrant Shares.

                  (g) Deloitte & Touche LLP (the "AUDITORS"), which has examined the consolidated financial statements of the Company, together with the related schedules and notes, for the year ended December 31, 2002, filed with the Commission as a part of the SEC Documents, and which, pursuant to the rules and regulations of the Commission are to be included in the Registration Statement, are independent accountants within the meaning of the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder; the audited consolidated financial statements of the Company, together with the related schedules and notes, and the unaudited financial information, forming part of the SEC Documents, fairly present the financial position and the results of operations of the Company at the respective dates and for the respective periods to which they apply; and all audited consolidated financial statements of the Company, together with the related schedules and notes, and the unaudited consolidated financial information, filed with the Commission as part of the SEC Documents, as the same might have been amended, complied as to form in all material respects with applicable accounting requirements and with the rules and regulations of the Commission with respect hereto, have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved except as may be otherwise stated therein (except as may be indicated in the notes thereto or as permitted by the rules and regulations of the Commission) and fairly present, subject in the case of the unaudited consolidated financial statements, to customary year end audit adjustments, the financial position of the Company as at the dates thereof and the results of its operations and cash flows. The selected and summary consolidated financial and statistical data included in the SEC Documents present fairly the information shown therein and have been compiled on a basis consistent with the audited consolidated financial statements presented therein. No other financial statements or schedules are required to be included in the SEC Documents.

         (h) Subsequent to the respective dates as of which information is given in the SEC Documents, there has not been (i) any material adverse change in the business, prospects, financial condition or results of operations of the Company and Subsidiary taken as a whole, (ii) any transaction committed to or consummated that is material to the Company and Subsidiary taken as a whole,
(iii) any obligation, direct or contingent, that is material to the Company and Subsidiary taken as a whole incurred by the Company or Subsidiary, except such obligations as have been incurred in the ordinary course of business, (iv) any change in the capital stock or outstanding indebtedness of the Company or Subsidiary that is material to the Company and Subsidiary taken as whole, (v) any dividend or distribution of any kind declared, paid, or made on the capital stock of the Company, or (vi) any loss or damage (whether or not insured) to the property of the Company or Subsidiary which has a material adverse effect on the business, prospects, condition (financial or otherwise), or results of operations of the Company and Subsidiary taken as a whole.

         (i) Each of the Company and Subsidiary has good and marketable title to all properties and assets described in the SEC Documents as owned by it, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest, other than such as would not have a material adverse effect on the business, prospects, financial condition or results of operations of the Company and Subsidiary taken as a whole. The agreements to which the Company or Subsidiary is a party described in the SEC Documents are legal, valid and binding agreements, enforceable by the Company or Subsidiary, as applicable, in accordance with their terms (except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies), and, to the best of the Company's knowledge, the other contracting party or parties thereto are not in breach or default under any of such agreements. Each of the Company and Subsidiary has valid and enforceable leases for all properties described in the SEC Documents as leased by it. Except as set forth in the SEC Documents, each of the Company and Subsidiary owns or leases all such properties as are necessary to its respective operations as now conducted and as described in the SEC Documents.

         (j) Each of the Company and Subsidiary has timely filed all respective federal, state, local and foreign tax returns required to be filed by it and has paid all taxes shown thereon as due, and there is no tax deficiency that has been or, to the best of the Company's knowledge, is likely to be asserted against the Company or Subsidiary if audited, which might have a material adverse effect on the business, prospects, financial condition or results of operations of the Company and Subsidiary taken as a whole, and all tax liabilities are adequately provided for on the books of the Company and Subsidiary.

         (k) The Company and Subsidiary are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and Subsidiary are engaged. Neither the Company nor Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of the Company and its Subsidiary, taken as a whole.

         (l) No labor disturbance by the employees of the Company or Subsidiary exists or, to the best of the Company's knowledge, is imminent. The Company is not aware of any existing or imminent labor disturbance by the employees of any principal suppliers or customers of the Company or Subsidiary that might be expected to result in any material adverse change in the business, prospects, condition (financial or otherwise), or results of operations of the Company and Subsidiary taken as a whole. No collective bargaining agreement exists with any of the Company's or Subsidiary's employees and, to the best of the Company's knowledge, no such agreement is imminent.

         (m) Each of the Company and Subsidiary owns or possesses adequate rights to use all patents, patent rights, inventions, trade secrets, know-how, trademarks, service marks, trade names, logos, and copyrights described or referred to in the SEC Documents as owned by or used by it or that are necessary to conduct its respective businesses as described in the SEC Documents; neither the Company nor Subsidiary has received any notice of, or has knowledge of, any infringement of or conflict with asserted rights of the Company or Subsidiary by others with respect to any patents, patent rights, inventions, trade secrets, know-how, trademarks, service marks, trade names, logos, or copyrights described or referred to in the SEC Documents as owned by or used by it; and neither the Company nor Subsidiary has received any notice of, or has knowledge of, any infringement of, or conflict with, asserted rights of others with respect to any patents, patent rights, inventions, trade secrets, know-how, trademarks, service marks, trade names, logos, or copyrights described or referred to in the SEC Documents as owned by or used by it or which, individually or in the aggregate, in the event of an unfavorable decision, ruling or finding, would have a material adverse effect on the business, prospects, financial condition or results of operations of the Company and Subsidiary taken as a whole.

         (n) The Company has been advised concerning the Investment Company Act of 1940, as amended (the "INVESTMENT COMPANY ACT"), and the rules and regulations thereunder, and has in the past conducted, and intends in the future, to conduct its affairs in such a manner as to ensure that it is not and will not become an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act and such rules and regulations.

         (o) Neither the Company nor Subsidiary has, and no person or entity acting on behalf or at the request of the Company or Subsidiary has, at any time during the last five years (i) made any unlawful contribution to any candidate for foreign office or failed to disclose fully any contribution in violation of law, or (ii) made any payment to any federal or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any other applicable jurisdiction.

         (p) Neither the Company nor Subsidiary has taken or will take, directly or indirectly, any action designed to, or that might reasonably be expected to cause or result in, stabilization in violation of law, or illegal manipulation of the price of the Common Stock, to facilitate the sale or resale of the Shares or the Warrant Shares.

         (q) Each of the Company and Subsidiary is in compliance in all material respects with all rules, laws and regulations relating to the use, treatment, storage and disposal of toxic substances and protection of health or the environment ("ENVIRONMENTAL LAWS") that are applicable to its business. Neither the Company nor Subsidiary has received notice from any governmental authority or third party of an asserted claim under Environmental Laws, which claim is required to be disclosed in the SEC Documents. To the best knowledge of the Company, neither the Company nor Subsidiary is likely to be required to make future material capital expenditures to comply with Environmental Laws. No property which is owned, leased or occupied by the Company or Subsidiary has been designated as a Superfund site pursuant to the Comprehensive Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. ss. 9601, ET SEQ.), or otherwise designated as a contaminated site under applicable state or local law. Neither the Company nor Subsidiary is in material violation of any federal or state law or regulation relating to occupational safety or health.

         (r) The books, records and accounts of each of the Company and Subsidiary accurately and fairly reflect, in reasonable detail, the transactions in, and dispositions of, the assets of, and the results of operations of, the Company and Subsidiary, as applicable, all to the extent required by generally accepted accounting principles. Each of the Company and Subsidiary maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

         (s) There are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees of indebtedness by the Company or Subsidiary to, or for the benefit of, any of the officers, directors, or director-nominees of the Company or Subsidiary or any of the members of the families of any of them.

         (t) The Company represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of the Company is or will be entitled to any broker's or finder's fee or any other commission directly or indirectly in connection with the transactions contemplated herein. The Company further agrees to indemnify the Purchaser for any claims, losses or expenses incurred by the Purchaser as a result of the representation in this paragraph being untrue.

         (u) No stockholder of the Company has any right (which has not been waived or has not expired by reason of lapse of time following notification of the Company's intent to file the Registration Statement) to request or require the Company to register the sale of any shares owned by such stockholder under the Securities Act on the Registration Statement.

         SECTION 2.02 REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER. The Purchaser represents and warrants to the Company as follows:

         (a) If Purchaser is a business entity, the Purchaser is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

         (b) The Purchaser has full legal right, power and authority to enter into this Agreement and to perform the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Purchaser. The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions herein contemplated will not violate any provision of the organizational documents of the Purchaser (if the Purchaser is a business entity), and will not result in the creation of any lien, charge, security interest or encumbrance upon any assets or property of the Purchaser pursuant to the terms or provisions of, or will not conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under any agreement, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which the Purchaser is a party or by which the Purchaser or any of its assets or properties may be bound or affected or any statute or any authorization, judgment, decree, order, rule or regulation of any court or any regulatory body, administrative agency or other governmental body applicable to the Purchaser or any of its properties. No consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental body is required for the execution, delivery and performance of this Agreement or the consummation by the Purchaser of the transactions contemplated hereby. Assuming the valid execution hereof by the Company, this Agreement will constitute the legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as the indemnification agreements of the Purchaser in SECTION 3.03 hereof may be legally unenforceable.

         (c) There are no legal or governmental actions, suits or proceedings pending or, to the Purchaser's knowledge, threatened to which the Purchaser is or may be a party which seeks to prevent or restrain the transactions contemplated by this Agreement or to recover damages as a result of the consummation of such transactions. To the knowledge of the Purchaser, the Purchaser has not been and is not currently the subject of an investigation or inquiry by the Commission, National Association of Securities Dealers, Inc., NASD Regulation, Inc., or any state securities commission.

         (d) The Purchaser is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares representing an investment decision like that involved in the purchase of the Shares, the Warrants, and the Warrant Shares, including investments in securities issued by the Company. The Purchaser is not a "dealer" within the meaning of the Securities Act or a "broker" or "dealer" within the meaning of the Exchange Act. The Purchaser is able to bear the economic risk of loss of the Purchaser's entire investment in the Shares, the Warrants, and the Warrant Shares.

         (e) The Purchaser has requested, received, reviewed and considered all information it deems relevant in making an informed decision to purchase the Shares and the Warrants. The Purchaser understands that the Company is still in the development stage and does not have operating revenues.

         (f) The Purchaser is acquiring the Shares and the Warrants in the ordinary course of its business and for its own account for investment only and with no present intention of distributing any of such Shares in violation of the Securities Act or entering into any arrangement or understanding with any other person regarding the distribution of such Shares in violation of the Securities Act (it being understood that the foregoing does not limit the Purchaser's right to sell Shares pursuant to the Registration Statement).

         (g) Purchaser understands that the Company is raising additional capital from investors on terms similar to this Agreement but with different allocations of shares between the First Tranche and the Second Tranche, and with proportional adjustments to the number of shares underlying the $1.00 Warrants and the $1.30 Warrants (such number being fifty percent (50%) of the number of Shares purchased in the respective tranches). Purchaser understands that the Company will require substantially more capital than the amount raised in this offering (and the amounts raised from other investors concurrently herewith) in order to complete the steps necessary to bring any products to market and generate revenues. Purchaser acknowledges that these matters are discussed in more detail in the SEC Reports under the heading "Management's Discussion and Analysis." Purchaser understands that any additional capital raised by the Company in the future may be on terms similar to or different from the terms of this Agreement, and such terms may be more or less favorable to investors than the terms of this Agreement.

         (h) The Purchaser is an "accredited investor" as defined in Rule 501 of Regulation D under the Securities Act, and has provided true and correct information on the Accredited Investor Questionnaire attached hereto as EXHIBIT B.

         (i) Purchaser represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of Purchaser is or will be entitled to any broker's or finder's fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Purchaser further agrees to indemnify the Company for any claims, losses or expenses incurred by the Company as a result of the representation in this paragraph being untrue.

         (j) Except for the representations and warranties contained in this
Section 2.02, the Purchaser makes no representation or warranty to the Company, express or implied, in connection with the transactions contemplated by this Agreement.

         SECTION 2.03 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Company and the Purchaser herein and in the certificates delivered pursuant hereto shall survive the execution of this Agreement, the delivery to the Purchaser of the Shares and the Warrants being purchased and the payment therefor, for a period of two years following the Second Closing, or if there is no Second Closing, two years following the First Closing.

                                   ARTICLE III

                                    COVENANTS

         SECTION 3.01      COVENANTS OF THE COMPANY.

         (a) (i) As soon as practicable, but in any event no later than May 28, 2004, the Company shall prepare and file with the Commission a registration statement on Form SB-2 or other applicable form as determined by the Company (the "REGISTRATION STATEMENT") for the purpose of registering the sale of the Shares and the Warrant Shares by the Purchaser from time to time on the facilities of any securities exchange or trading system on which the Common Stock is then traded or in privately-negotiated transactions, which Registration Statement shall contain all material information required to be set forth therein and all material information disclosed to the Purchaser. For purposes of this Section 3.01(a), the terms "SHARES" and "WARRANT SHARES" shall include any other securities of the Company issued in exchange for the Shares or Warrant Shares, as a dividend on the Shares or the Warrant Shares, or in connection with a stock split or other reorganization transaction affecting the Shares or the Warrant Shares. The Company shall use its commercially reasonable efforts to cause the Registration Statement to become effective under the Securities Act as soon as practicable, and in any event on or prior to August 30, 2004. In the event that the Registration Statement should not be filed on or prior to May 28, 2004 or be declared effective under the Securities Act on or prior to August 30, 2004 (in either case, an "EVENT DATE"), (A) then on each monthly anniversary following an Event Date until filing or effectiveness of the Registration Statement, as applicable, the Company shall issue to the Purchaser (subject to the limitations stated in Section 1.01(c)), as liquidated damages and not as a penalty, the number of shares of Common Stock equal to 2% of the Shares purchased by the Purchaser in the First Tranche.

                  (ii) The Company shall prepare and file with the Commission such amendments and supplements to the Registration Statement and the prospectus forming a part thereof as may be necessary to keep the Registration Statement effective until the earliest date, after the date on which all of the Shares have been purchased pursuant to this Agreement or the obligation of the Purchaser to purchase the Shares pursuant to this Agreement has been terminated, on which (i) all the Shares have been disposed of pursuant to the Registration Statement, (ii) all of the Shares then held by the Purchaser may be sold within a three month period under the provisions of Rule 144 without limitation as to volume, whether pursuant to Rule 144(k) or otherwise, or (iii) the Company has determined that all Shares then held by the Purchaser may be sold without restriction under the Securities Act and has removed any stop transfer instructions relating to such Shares and offered to cause to be removed any restrictive legends on the certificates, if any representing such Shares (the period between the Effective Date and the earliest of such dates is referred to herein as the "REGISTRATION PERIOD"). At any time after the end of the

Registration Period, the Company may withdraw the Registration Statement and its obligations under this Section 3.01(a) shall automatically terminate.

                  (iii) The Company shall not be obligated to prepare and file a post-effective amendment or supplement to the Registration Statement or the prospectus constituting a part thereof during the continuance of a Blackout Event. A "BLACKOUT EVENT" means any of the following: (a) the possession by the Company of material information that is not ripe for disclosure in a registration statement or prospectus, as determined in good faith by the Chief Executive Officer or the Board of Directors of the Company or that disclosure of such information in the Registration Statement or the prospectus constituting a part thereof would be materially detrimental to the business and affairs of the Company; or (b) any material engagement or activity by the Company which would, in the good faith determination of the Chief Executive Officer or the Board of Directors of the Company, be materially adversely affected by disclosure in a registration statement or prospectus at such time. In each event that there should be in excess of two Blackout Events during any year commencing on the date of this Agreement or any anniversary hereof, or in each event that any Blackout Event should continue in excess of 30 days, for each such Blackout Event and for each 30-day period or portion thereof following the aforementioned initial 30 days, the exercise price of the Warrants shall be decreased by 2% from the exercise price thereof in effect immediately prior to such adjustment.

                  (iv) At least two (2) Business Days prior to the filing with the Commission of the Registration Statement (or any amendment thereto) or the prospectus forming a part thereof (or any supplement thereto), the Company shall provide draft copies thereof to the Purchaser and shall consider incorporating into such documents such comments as the Purchaser (and its counsel) may propose to be incorporated therein. Notwithstanding the foregoing, no prospectus supplement, the form of which has previously been provided to the Purchaser, need be delivered in draft form to the Purchaser.

                  (v) The Company shall promptly notify the Purchaser upon the occurrence of any of the following events in respect of the Registration Statement or the prospectus forming a part thereof: (i) receipt of any request for additional information from the Commission or any other federal or state governmental authority during the Registration Period, the response to which would require any amendments to the Registration Statement; (ii) the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; or (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

                  (vi) The Company shall furnish to the Purchaser with respect to the Shares and Warrant Shares registered under the Registration Statement (and to each underwriter, if any, of such Shares and Warrant Shares) such number of copies of prospectuses and such other documents as the Purchaser may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Shares and Warrant Shares by the Purchaser pursuant to the Registration Statement.

                  (vii) The Company shall file or cause to be filed such documents as are required to be filed by the Company for normal state securities law or "blue sky" clearance in states specified in writing by the Purchaser; PROVIDED, HOWEVER, that the Company shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented.

                  (viii) With a view to making available to the Purchaser the benefits of Rule 144, the Company agrees, throughout the Registration Period and so long as the Purchaser owns Shares or Warrants purchased pursuant to this Agreement, to:

                           (A) comply with the provisions of paragraph (c) of
Rule 144; and

                           (B) file with the Commission in a timely manner all
reports and other documents
required to be filed by the Company pursuant to Section 13, 14 or 15(d) under the Exchange Act; and, if at any time it is not required to file such reports but in the past had been required to or did file such reports, it will, upon the request of the Purchaser, make available other information as required by, and so long as necessary to permit sales of its Shares pursuant to, Rule 144.

                  (ix) The Company shall bear all expenses incurred by it in connection with the procedures in paragraphs (i) through (ix) of this Section 3.01(a) and the registration of the Shares and Warrant Shares pursuant to the Registration Statement. The Company shall not be responsible for any expenses incurred by the Purchaser in connection with its sale of the Shares or Warrant Shares or its participation in the procedures in paragraphs (i) through (ix) of this Section 3.01(a), including, without limitation, any fees and expenses of counsel or other advisers to the Purchaser and any underwriting discounts, brokerage fees and commissions incurred by the Purchaser.

         (b) (i) The Company may refuse to register (or refuse to permit its transfer agent to register) any transfer of any Shares not made in accordance with this Section 3.01(b) and for such purpose may place stop order instructions with its transfer agent with respect to the Shares.

         (c) So long as the Registration Statement is effective covering the resale of Shares then still owned by the Purchaser, the Company shall furnish to the Purchaser:

                  (i) as soon as practicable after available, one copy of (A) its Annual Report to Stockholders (which Annual Report shall contain financial statements audited in accordance with generally accepted accounting principles by a firm of certified public accountants), (B) upon written request, its Annual Report on Form 10-KSB, (C) upon written request, its Quarterly Reports on Form 10-QSB, (D) upon written request, its Current Reports on Form 8-K, and (E) a full copy of the Registration Statement (the foregoing, in each case, excluding exhibits); and

                  (ii) upon the written request of the Purchaser, all exhibits excluded by the parenthetical to subparagraph (i)(E) of this Section 3.01(d).

         (d) The Company will maintain a transfer agent and, if necessary under the jurisdiction of incorporation of the Company, a registrar (which may be the same entity as the transfer agent) for its Common Stock, which transfer agent and registration shall be reasonably satisfactory to the Purchaser.

         (e) The Company shall promptly comply with the Sarbanes-Oxley Act of 2002 and the regulations promulgated pursuant thereto if it is not in compliance at the date hereof.

         (f) Until the earlier of the termination of this Agreement and the Second Closing (the earlier of such events, the "RELEASE TIME"), no dividend or liquidating or other distribution or stock split shall be authorized, declared, paid, or effected by the Company in respect of the outstanding shares of capital stock of the Company. Until the Release Time, no direct or indirect redemption, purchase, or other acquisition shall be made by the Company or any affiliate thereof of shares of capital stock of the Company. This covenant shall not apply if there is no Second Closing, either because no Second Closing is provided for in this Agreement, or the last date for the Second Closing has expired.

         (g) Until the Release Time, and subject to the Company's obligations under Regulation FD promulgated by the Commission and/or execution by the Purchaser of an appropriate confidentiality agreement, the Company will afford the officers, directors, employees, counsel, agents, investment bankers, accountants, and other representatives of the Purchaser free and full access to the plants, properties, books, and records of the Company, will permit them to make extracts from and copies of such books and records, and will from time to time furnish the Purchaser with such additional financial and operating data and other information as to the business, prospects, financial condition, and results of operations of the Company as the Purchaser from time to time may request. This covenant shall not apply if there is no Second Closing, either because no Second Closing is provided for in this Agreement, or the last date for the Second Closing has expired.

         (h) Before the Company releases any information concerning this Agreement or any of the transactions contemplated by this Agreement which is intended for, or may result in, public dissemination thereof, the Company shall cooperate with the Purchaser, shall furnish drafts of all documents or proposed oral statements to the Purchaser for comment, and shall not release any such information without the written consent of Purchaser, which consent shall not be unreasonably withheld. Nothing contained herein shall prevent the Company from releasing any information if required to do so by law.

         (i) The Company shall timely prepare and file any declaration or filing necessary to comply with any transfer tax statutes that require any such filing before the relevant Closing.

         (j) The Company shall obtain make such state securities law or "blue sky" filings and obtain such state securities law or "blue sky" filings as shall be reasonably requested by the Purchaser, provided, however, that the Company shall not be required to qualify to do business or to become subject to general service of process in any such jurisdiction.

         SECTION 3.02      COVENANTS OF THE PURCHASER.

         (a) The Purchaser agrees to comply in all material respects with all federal and state securities laws and the rules and regulations promulgated thereunder in connection with any sale by it of the Shares, the Warrants and the Warrant Shares, whether or not such sale is pursuant to the Registration Statement. In connection with the sale of any Shares pursuant to the Registration Statement, but without limiting the generality of the foregoing sentence, the Purchaser shall (i) comply with the provisions of Regulation M promulgated under the Exchange Act, and (ii) deliver to the purchaser of Shares the prospectus forming a part of the Registration Statement and all relevant supplements thereto which have been provided by the Company to the Purchaser on or prior to the applicable delivery date.

         (b) The Purchaser will cooperate with the Company in all respects in connection with the performance by the Company of its obligations under Section 3.01(a), including timely supplying all information reasonably requested by the Company (which shall include all information regarding the Purchaser, and any person who beneficially owns Shares held by the Purchaser within the meaning of Rule 13d-3 promulgated under the Exchange Act, and the proposed manner of sale of the Shares required to be disclosed in the Registration Statement) and executing and returning all documents reasonably requested in connection with the registration and sale of the Shares. During any periods that the Company is unable to meet its obligations hereunder with respect to the registration of the Shares solely because the Purchaser fails to furnish such information within three Business Days of the Company's request, any liquidated damages that are accruing at such time shall be tolled and any Event Date that may otherwise occur solely because of such delay shall be suspended, until such information is delivered to the Company.

          (c) Neither the Purchaser nor any entity controlling it, under its control or under common control with it has, prior to the execution of this Agreement, and will not, for a period of 18 months following the execution of this Agreement, carry a net short position (as defined below) in the Common Stock of the Company. A "net short position" means that the aggregate short position of the Purchaser with respect to the Common Stock exceeds the number of shares of Common Stock owned by the Purchaser, which for such purpose shall be deemed to include all of the Shares plus the Warrant Shares. For purposes hereof, a short position will include any derivative instruments such as a put option, collar, swap or any other instrument which would result in a short position.

         (d) In connection with the sale of any Shares pursuant to the Registration Statement, the Purchaser shall deliver to the purchaser thereof the prospectus forming a part of the Registration Statement and all relevant supplements thereto which have been provided by the Company to the Purchaser on or prior to the applicable delivery date, all in accordance with the requirements of the Securities Act and the rules and regulations promulgated thereunder and any applicable blue sky laws.

         (e) If at any time or from time to time after the Effective Date, the Company notifies the Purchaser in writing that the Registration Statement or the prospectus forming a part thereof (taking into account any prior amendments or supplements thereto) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Purchaser shall not offer or sell any Shares or engage in any other transaction involving or relating to the Shares (other than purchases of Shares pursuant to this Agreement), from the time of the giving of notice with respect to such untrue statement or omission until the Purchaser receives written notice from the Company that such untrue statement or omission no longer exists or has been corrected or disclosed in an effective post-effective amendment to the Registration Statement or a valid prospectus supplement to the prospectus forming a part thereof.

         (f) The Purchaser acknowledges and understands that the Shares, the Warrants, and the Warrant Shares are (or upon the issuance thereof will be) "restricted securities" as defined in Rule 144. The Purchaser hereby agrees not to offer or sell (as such terms are defined in the Securities Act and the rules and regulations promulgated thereunder) any Shares, Warrants, or Warrant Shares unless such offer or sale is made (a) pursuant to an effective registration of such securities under the Securities Act, or (b) pursuant to an available exemption from the registration requirements of the Securities Act. The Purchaser agrees that it will not engage in hedging transactions with regard to the Shares, the Warrants, and the Warrant Shares other than in compliance with
Section 3.02(c) and the Securities Act. A proposed transfer shall be deemed to comply with this Section 3.02(f) if the Purchaser delivers to the Company a legal opinion in form and substance reasonably satisfactory to the Company from counsel reasonably satisfactory to the Company to the effect that such transfer complies with this Section 3.02(f).

         SECTION 3.03      INDEMNIFICATION.

         (a) For the purpose of this paragraph (a) of this Section 3.03: (i) the term "PURCHASER AFFILIATE" shall mean any person who controls the Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act; and (ii) the term "REGISTRATION STATEMENT" shall include any final prospectus, exhibit, supplement or amendment included in or relating to the Registration Statement referred to in Section 3.01(a).

                  (i) The Company agrees to indemnify and hold harmless the Purchaser and each Purchaser Affiliate, against any losses, claims, damages, liabilities or expenses, joint or several, to which such Purchaser or such Purchaser Affiliate may become subject, under the Securities Act, the Exchange Act, or any other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Company, which consent shall not be unreasonably withheld), insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof as contemplated below) arise out of or are based upon (A) any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, as amended as of the Effective Date, including any information deemed to be a part thereof as of the time of effectiveness pursuant to paragraph (b) of Rule 430A, or pursuant to Rule 434 promulgated under the Securities Act, or the prospectus, in the form first filed with the Commission pursuant to Rule 424(b) of the Regulations, or filed as part of the Registration Statement at the time of effectiveness if no Rule 424(b) filing is required (the "PROSPECTUS"), or any amendment or supplement thereto, (B) the omission or alleged omission to state in the Registration Statement as of the Effective Date a material fact required to be stated therein or necessary to make the statements in the Registration Statement or any post-effective amendment or supplement thereto, or in the Prospectus or any amendment or supplement thereto, not misleading, in each case in the light of the circumstances under which the statements contained therein were made, or
(C) any inaccuracy in the representations and warranties of the Company contained in this Agreement, or any failure of the Company to perform its obligations hereunder, and will reimburse the Purchaser and each such Purchaser Affiliate for any legal and other expenses as such expenses which are reasonably incurred by the Purchaser or such Purchaser Affiliate in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action; PROVIDED, HOWEVER, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon (A) an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the prospectus included therein, or any amendment or supplement thereto in reliance upon, and in conformity with, written information furnished to the Company by the Purchaser expressly for use therein, or (B) the failure of the Purchaser to comply with the covenants and agreements contained in Section 3.02 hereof, or (C) the inaccuracy of any representations made by the Purchaser herein or (D) any statement or omission in any Prospectus that is corrected or disclosed in any subsequent Prospectus that was delivered to the Purchaser prior to the pertinent sale or sales by the Purchaser.

                  (ii) The Purchaser will indemnify and hold harmless the Company, each of its directors, each of its officers who signed the Registration Statement and each person, if any, who controls the Company within the meaning of the Securities Act and the Exchange Act, against any losses, claims, damages, liabilities or expenses to which the Company, each of its directors, each of its officers who signed the Registration Statement or controlling person may become subject, under the Securities Act, the Exchange Act, or any other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of such Purchaser) insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof as contemplated below) arise out of or are based upon (A) any failure to comply with the covenants and agreements contained in Section 3.02 hereof, (B) the inaccuracy of any representation made by the Purchaser herein, or (C) any (I) untrue or alleged untrue statement of any material fact contained in the Registration Statement, the Prospectus, or any amendment or supplement thereto, or (II) omission or alleged omission to state in the Registration Statement, the Prospectus or any amendment or supplement thereto a material fact required to be stated therein or necessary to make the statements in the Registration Statement or any amendment or supplement thereto, in the prospectus included therein, or any amendment or supplement thereto, not misleading, in each case in the light of the circumstances under which they were made; provided, that the Purchaser's indemnification obligation under this clause (C) shall apply to the extent, and only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, such prospectus, or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by the Purchaser expressly for use therein, and will reimburse the Company, each of its directors, each of its officers who signed the Registration Statement or controlling person for any legal and other expense reasonably incurred by the Company, each of its directors, each of its officers who signed the Registration Statement or controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action.

                  (iii) Promptly after receipt by an indemnified party under this Section 3.03 of notice of the threat or commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 3.03, promptly notify the indemnifying party in writing thereof; provided, the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party for contribution (except as provided in paragraph (iv)) or otherwise than under the indemnity agreement contained in this Section 3.03 or to the extent it is not prejudiced as a result of such failure. In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with all other indemnifying parties similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 3.03 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless the indemnified party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of action, in which case the reasonable fees and expenses of counsel shall be at the expense of the indemnifying party, or unless the indemnified party and the indemnifying party, in the reasonable opinion of counsel to the indemnified party, have defenses distinct from, or contradictory to, the defenses available to the other.

                  (iv) If the indemnification provided for in this Section 3.03 is required by its terms but is for any reason held to be unavailable to or otherwise insufficient to hold harmless an indemnified party under paragraphs
(i) or (ii) of this Section 3.03 in respect to any losses, claims, damages, liabilities or expenses referred to herein (subject to the limitation of paragraph (iii) of this Section 3.03), then each applicable indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of any losses, claims, damages, liabilities or expenses referred to herein (I) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Purchaser from the sale of the Common Stock contemplated by this Agreement or (II) if the allocation provided by clause (I) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (I) above but the relative fault of the Company and the Purchaser in connection with the statements or omissions or inaccuracies in the representations and warranties in this Agreement that resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Purchaser on the other shall be deemed to be in the same proportion as the amount paid by the Purchaser to the Company pursuant to this Agreement for the Shares purchased by the Purchaser that were sold pursuant to the Registration Statement bears to the difference (the "DIFFERENCE") between the amount such Purchaser paid for the Shares that were sold pursuant to the Registration Statement and the amount received by such Purchaser from such sale. The relative fault of the Company on the one hand and the Purchaser on the other shall be determined by reference to, among other things, whether the untrue or alleged statement of a material fact or the omission or alleged omission to state a material fact or the inaccurate or the alleged inaccurate representation and/or warranty relates to information supplied by the Company or by the Purchaser and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement, omission or inaccuracy. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in paragraph (iii) of this Section 3.03, any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The provisions set forth in paragraph (iii) of this Section
3.03 with respect to the notice of the threat or commencement of any threat or action shall apply if a claim for contribution is to be made under this paragraph (iv); PROVIDED, HOWEVER, that no additional notice shall be required with respect to any threat or action for which notice has been given under paragraph (iii) for purposes of indemnification. The Company and each Purchaser agree that it would not be just and equitable if contribution pursuant to this
Section 3.03 were determined solely by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this paragraph. Notwithstanding the provisions of this Section 3.03, the Purchaser shall not be required to contribute any amount in excess of the amount by which the Difference exceeds the amount of any damages that such Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.


                                   ARTICLE IV

                              CONDITIONS TO CLOSING

         SECTION 4.01 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER. The obligation of the Purchaser to purchase Shares at a Closing shall be subject to the satisfaction of the following conditions, or the waiver of such conditions by the Purchaser, at or prior to the applicable Closing:

                  (a) the representations and warranties of the Company set forth in Section 2.01 of this Agreement shall be true and correct with the same force and effect as though expressly made on and as of such Closing, except for representations or warranties made as of a particular date which representations and warranties shall be true and correct as of such date;

                  (b) the Company shall have complied with all the agreements hereunder and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to such Closing;

                  (c) the Company shall have delivered to the Purchaser a certificate executed by the Chairman of the Board or Chief Executive Officer and the chief financial or accounting officer of the Company, dated the applicable Closing, to the effect that the conditions in clauses (i) and (ii) have been satisfied;

                  (d) Procopio, Cory, Hargreaves & Savitch LLP, counsel to the Company, shall have delivered to the Purchaser its legal opinion in form and substance satisfactory to the Purchaser; and

                  (f) there shall not have been (i) any domestic or international event of war or terrorism, that shall have materially and adversely disrupted the U.S. securities markets; or (ii) a general suspension of, or a general limitation on prices for, trading in securities on the New York Stock Exchange or the American Stock Exchange or in the over-the-counter market; or (iii) a banking moratorium declared by any state or federal authority; or
(iv) a moratorium in foreign exchange trading by major international banks or persons declared; or (v) a material interruption in the mail service or other means of communication within the United States; or (vi) a material or substantial loss suffered by the Company by fire, flood, accident, hurricane, earthquake, theft, sabotage, or other calamity or malicious act, whether or not such loss shall have been insured, or from any labor dispute or court or government action, order, or decree, which will, in the reasonable discretion of the Purchaser, make it inadvisable to proceed with any portion of the transactions contemplated hereby; or (viii) any material adverse change in the business, prospects, financial condition, or results of operations of the Company; or (ix) any material governmental restrictions shall have been imposed on trading in securities in general, which restrictions are not in effect on the date hereof; or (x) passed by the Congress of the United States or by any state legislature any act or measure, or adopted by any governmental body or authoritative accounting institute or board, or any governmental executive, any orders, rules, or regulations, which the Purchaser reasonably believes likely to have a material adverse effect on the business, financial condition, or financial statements of the Company or any of the Subsidiary or the market for the Common Stock.

         SECTION 4.02 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligation of the Company to sell Shares at any Closing shall be subject to the satisfaction of the following conditions, or the waiver of such conditions by the Company, at or prior to the applicable Closing:

                  (a) the representations and warranties of the Purchaser set forth in Section 2.02 of this Agreement shall be true and correct with the same force and effect as though expressly made on and as of such Closing, except for representations or warranties made as of a particular date which representations and warranties shall be true and correct as of such date;

                  (b) the Purchaser shall have complied with all the agreements hereunder and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to such Closing; and

                  (c) the Purchaser shall have delivered to the Company a certificate executed by the Purchaser (or, if the Purchaser is a business entity, by a duly authorized officer of the Purchaser), dated the applicable Closing, to the effect that the conditions in clauses (a) and (b) have been satisfied.

         SECTION 4.03 CONDITIONS TO THE OBLIGATIONS OF BOTH PARTIES WITH RESPECT TO THE SECOND CLOSING. The obligation of the Company to sell, and the Purchaser to purchase, Shares at the Second Closing shall be subject to the satisfaction of the following additional condition:

                  (a) the Registration Statement shall have been declared by the Commission, and shall not have been withdrawn, no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for the suspension of the effectiveness of the Registration Statement shall have been instituted or threatened by the Commission.


                                    ARTICLE V

                                  MISCELLANEOUS

         SECTION 5.01 NOTICES. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed by first-class registered or certified airmail, confirmed facsimile or nationally recognized overnight express courier postage prepaid, and shall be deemed given when so mailed and shall be delivered as addressed as follows:

                  (a) if to the Company, to:

                                    MicroIslet, Inc.
                                    6370 Nancy Ridge Drive
                                    Suite 112
                                    San Diego, California  92121
                                    Attention: Chief Executive Officer and
                                               Chief Financial Officer

                                    with a copy to:

                                    Procopio, Cory, Hargreaves & Savitch LLP
                                    530 B Street, Suite 2100
                                    San Diego, California  92101
                                    Attention:  John D. Tishler
                                    Phone:  (619) 515-3258
                                    Facsimile:  (619) 235-0398

                           or to such other person at such other place as the Company shall designate to the Purchaser in writing; and

                  (b) if to the Purchaser, at the address set forth below the Purchaser's signature to this Agreement.

         SECTION 5.02 ASSIGNMENT. Neither party hereto may assign or delegate any of such party's rights or obligations under or in connection with this Agreement, and any attempted assignment or delegation of such rights or obligations shall be void. Except as expressly provided in Section 3.03 with respect to Purchaser Affiliates, directors and controlling persons of the Company and officers of the Company who signed the Registration Statement, no person, including without limitation any person who purchases or otherwise acquires or receives any Shares from the Purchaser, is an intended third party beneficiary of this Agreement, and no party to this Agreement shall have any obligation arising under this Agreement to any person other than the other party hereto and, to the extent expressly provided in Section 3.03, Purchaser Affiliates, directors and controlling persons of the Company and officers of the Company who signed the Registration Statement.

         SECTION 5.03 CHANGES. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Purchaser.

         SECTION 5.04 HEADINGS. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

         SECTION 5.05 SEVERABILITY. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

         SECTION 5.06 GOVERNING LAW; VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflicts of law principles, and the federal law of the United States of America. The Company irrevocably consents to the jurisdiction of the courts of the State of California and of any federal court, in each case located in San Diego, California in connection with any action or proceeding arising out of, or relating to, this Agreement, any document or instrument delivered pursuant to, in connection with, or simultaneously with this Agreement, or a breach of this Agreement or any such document or instrument. In any such action or proceeding, the Company waives personal service of any summons, complaint, or other process and agrees that service thereof may be made in accordance with
Section 5.01. Within 30 days after such service, or such other time as may be mutually agreed upon in writing by the attorneys for the parties to such action or proceeding, the Company shall appear or answer such summons, complaint, or other process. Should the Company fail to appear or answer within such 30-day period or such extended period, as the case may be, the Company shall be deemed in default and judgment may be entered against the Company for the amount as demanded in any summons, complaint, or other process so served.

         SECTION 5.07 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

                                   "COMPANY":

                                   MICROISLET, INC.



                                   BY:  _______________________________________
                                        NAME: JOHN F. STEEL IV
                                        TITLE:  CHIEF EXECUTIVE OFFICER


                                   "PURCHASER":



                                   ____________________________________________
                                   PRINT NAME:_________________________________

                                            ADDRESS:
                                            ___________________________________
                                            ___________________________________
                                            Phone:_____________________________
                                            Fax:_______________________________

                                                   SCHEDULE 1.01(a)

                                                       TRANCHES
                                                       --------



                                   NUMBER OF SHARES          TRANCHE PURCHASE PRICE PER       NUMBER OF       EXERCISE
          TRANCHE                INCLUDED IN TRANCHE         TRANCHE SHARE (U.S. DOLLARS)      WARRANTS         PRICE
          -------                -------------------         ----------------------------      --------         -----
       First Tranche                                                    $1.30                                   $1.00
       Second Tranche                                                   $1.50                                   $1.30
       --------------                 ---------                                               ---------
           Total

EXHIBIT 10.2

                                    EXHIBIT A

     THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 ("THE ACT") OR UNDER THE SECURITIES OR BLUE SKY LAWS OF ANY STATE (THE "LAWS"). THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION AND QUALIFICATION OF THESE SECURITIES UNDER THE ACT AND THE LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED UNDER THE ACT AND THE LAWS.


                                WARRANT AGREEMENT

         THIS WARRANT AGREEMENT (this "AGREEMENT") is entered into and effective as of ___________, 2004 (the "EFFECTIVE DATE"), by and between MicroIslet, Inc., a Nevada corporation (the "COMPANY"), and [__________________]("WARRANTHOLDER").

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the Company and the Warrantholder certify and agree as follows:

         1. GRANT OF THE RIGHT TO PURCHASE COMMON STOCK. For value received, the adequacy of which is hereby acknowledged, the Company hereby grants to Warrantholder, and Warrantholder is entitled to, upon the terms and subject to the conditions set forth in this Agreement, a warrant (the "WARRANT") to subscribe for and purchase from the Company a number of shares (the "SHARES") of the Company's common stock, $0.001 par value (the "COMMON STOCK") equal to [_________________________________] [(__________)] Shares of the Common Stock at
a purchase price of [_______________] [(_____)] per Share (the "EXERCISE Price"). This Warrant is being issued pursuant to the Securities Purchase Agreement dated ______________, 2004, by and between the Company and the Warrantholder (the "Purchase Agreement"). Notwithstanding anything to the contrary in this Agreement, the rights under this Warrant are subject to the limitations stated in the Purchase Agreement.

         2. EXPIRATION. The Warrant shall expire and cease to be exercisable at 5:00 p.m. Pacific time on _________ __, 2009 (the "Expiration Date").(1)

         3. METHOD OF EXERCISE; PAYMENT; ISSUANCE OF SHARES.

                  3.1 GENERAL. This Warrant is exercisable at the option of the holder of record hereof, at any time or from time to time, up to the Expiration Date for all or any part of the Shares (but not for a fraction of a share) which may be purchased hereunder. The Company agrees that the Shares purchased under

-------------
(1) The last business day before the fifth anniversary of the applicable Closing Date.

this Warrant shall be and are deemed to be issued to the Warrantholder hereof as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered, together with the completed and executed Notice of Exercise in the form attached as APPENDIX A delivered and payment made for such Shares. Certificates for the Shares so purchased, together with any other securities or property to which the Warrantholder hereof is entitled upon such exercise, shall be delivered to the Warrantholder hereof by the Company at the Company's expense within thirty (30) days after the rights represented by this Warrant have been so exercised. In case of a purchase of less than all the shares which may be purchased under this Warrant, the Company shall cancel this Warrant and execute and deliver a new Warrant or Warrants of like tenor for the balance of the shares purchasable under the Warrant surrendered upon such purchase to the Warrantholder hereof within thirty (30) days. Each stock certificate so delivered shall be in such denominations of Common Stock as may be requested by the Warrantholder hereof and shall be registered in the name of such Warrantholder. Notwithstanding anything to the contrary set forth above, each exercise of the Warrant shall cover at least the lesser of (i) 30,000 Shares (as adjusted for stock splits, stock dividends, combinations and the like), or (ii) the total number of Shares then subject to the Warrant.

                  3.2 NET ISSUE EXERCISE.

                           (a) SECTION 3.2(b) shall not apply and shall have no
force or effect if, in accordance with the terms of the Purchase Agreement, the Shares issuable upon exercise of this Warrant have been registered for resale under the Securities Act of 1933, as amended, on a registration statement on Form SB-2, or another appropriate form.

                           (b) Notwithstanding any provisions herein to the
contrary (other than SECTION 3.2(a)), if the fair market value of one share of Common Stock is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising this Warrant for cash, the Warrantholder may elect to receive shares of Common Stock equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Notice of Exercise in which event the Company shall issue to the Warrantholder a number of Shares computed using the following formula:

                                X =    Y (A-B)
                                       -------
                                          A

Where X = the number of shares of Common Stock to be issued to the Warrantholder

                                    Y = the number of Shares purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation)

                                    A = the fair market value of one share of the Common Stock (at the date of such calculation)

                                    B = Exercise Price (as adjusted to the date of such calculation)

For purposes of the above calculation, fair market value of one share of Common Stock shall be the volume weighted average price of the Common Stock from the hours of 9:30 a.m. to 4:00 p.m. on the OTC Bulletin Board as reported by Bloomberg Financial for the five (5) trading days immediately preceding the date of exercise for which there are reported transactions in the Common Stock.

         4. RESERVATION OF SHARES. The Company shall at all times have authorized and reserved a sufficient number of shares of its Common Stock to provide for the exercise of the rights to purchase the Shares as provided in this Agreement.

         5. NO RIGHTS AS STOCKHOLDER. This Agreement does not entitle Warrantholder to any voting rights or other rights as a stockholder of the Company prior to the purchase of the Shares as provided in this Agreement.

         6. ADJUSTMENT RIGHTS. The Exercise Price and the number of Shares purchasable hereunder are subject to adjustment from time to time as follows:

                  6.1 MERGER AND SALE OF ASSETS. If at any time there shall be
(i) a reorganization of the shares of the Common Stock (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), or a merger or consolidation of the Company with or into another corporation where the Company is not the surviving corporation, or a reverse triangular merger in which the Company is the surviving entity but the shares of the Company's capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise, or (iii) the sale of all or substantially all of the Company's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, whether for stock, cash, or other consideration, lawful provision shall be made so that Warrantholder shall thereafter be entitled to receive upon exercise of its Warrants the number of shares of Common Stock or other securities of the successor corporation resulting from such merger or consolidation to which Warrantholder would have been entitled if the Warrants had been exercised immediately prior to such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment (as determined in good faith by the Company's Board of Directors) shall be made in the application of the provisions of this Warrant Agreement with respect to the rights and interest of Warrantholder after such reorganization, merger, consolidation or sale so that the provisions of this Agreement (including adjustments of the Exercise Price and the number of Shares issuable pursuant to the terms and conditions of this Agreement) shall be applicable after such event, as near as reasonably may be, in relation to any shares deliverable after that event upon the exercise of the Warrants.

                  6.2 RECLASSIFICATION OF SHARES. If the Company at any time shall, by combination, reclassification, exchange or subdivision of securities or otherwise, change all of the outstanding shares of Common Stock into the same or a different number of securities of any other class or classes, this Agreement shall thereafter represent the right to acquire such number and kind of securities as would have been issuable hereunder had the Warrantholder exercised its rights with respect to all of the shares then represented by this Agreement immediately prior to such combination, reclassification, exchange, subdivision or other change.

                  6.3 SUBDIVISION OR COMBINATION OF SHARES. If the Company at any time shall combine or subdivide its Common Stock, the Exercise Price shall be proportionately decreased in the case of a subdivision, or proportionately increased in the case of a combination.

                  6.4 STOCK DIVIDENDS. If the Company at any time shall pay a dividend payable in the Common Stock, then the Exercise Price shall be adjusted, from and after the date of determination of shareholders entitled to receive such dividend, to a price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction (i) the numerator of which shall be the total number of all shares of the Common Stock outstanding immediately prior to such dividend (assuming all convertible securities are then converted into Common Stock) and (ii) the denominator of which shall be the total number of all shares of the Common Stock outstanding immediately after such dividend (assuming all convertible securities are then converted into Common Stock). Warrantholder shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares of Common Stock (calculated to the nearest whole share) obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock issuable upon the exercise hereof immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

                  6.5 UNAVAILABILITY OF REGISTRATION STATEMENT. The Exercise Price shall adjust as set forth in Section 3.01(a)(iii) of the Purchase Agreement.

         7. TRANSFERABILITY OF WARRANT.

                  7.1 WARRANT TRANSFERABLE. This Warrant is transferable on the books of the Company at its principal office by the Warrantholder upon surrender of this Warrant properly endorsed, subject to compliance with SECTION 7.2 and applicable federal and state securities laws. The Company shall issue and deliver to the transferee a new Warrant representing the Warrant so transferred. Upon any partial transfer, the Company will issue and deliver to Warrantholder a new Warrant with respect to the Warrant not so transferred.

                  7.2 CONDITIONS OF TRANSFER. It shall be a condition to any transfer of this Warrant that at the time of such transfer, the transferee shall provide the Company with a representation in writing that the transferee is acquiring this Warrant and the Shares to be issued upon exercise for investment purposes only and not with a view to any sale or distribution. As a further condition to any transfer of this Warrant or any or all of the Shares issuable upon exercise of this Warrant, other than a transfer registered under the Act, the Company may request a legal opinion, in form and substance satisfactory to the Company and its counsel, reciting the pertinent circumstances surrounding the proposed transfer and stating that such transfer is exempt from the registration and prospectus delivery requirements of the Act.

         8. RESTRICTED SHARES/LEGEND. Warrantholder understands that the Shares issuable upon the exercise of the Warrant under this Agreement shall be "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended, and shall bear a legend in the form substantially as follows:

         THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR UNDER THE SECURITIES OR BLUE SKY LAWS OF ANY STATE (THE "LAWS"). THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION AND QUALIFICATION OF THESE SECURITIES UNDER THE ACT AND THE LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED UNDER THE ACT AND THE LAWS.

         9. MISCELLANEOUS.

                  9.1 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law principles, and the federal law of the United States of America. The Company irrevocably consents to the jurisdiction of the courts of the State of California and of any federal court, in each case located in San Diego, California in connection with any action or proceeding arising out of, or relating to, this Agreement, any document or instrument delivered pursuant to, in connection with, or simultaneously with this Agreement, or a breach of this Agreement or any such document or instrument. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

                  9.2 ENTIRE AGREEMENT. This Agreement and the Purchase Agreement constitute the final, complete and exclusive agreement between the parties pertaining to the subject of this Agreement, and supersede all prior and contemporaneous agreements. This Agreement represents the Warrant required to be delivered pursuant to the Purchase Agreement. None of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. Any changes or supplements to this Agreement must be in writing and signed by the Company and the Warrantholder.

                  9.3 ASSIGNMENT. This Agreement shall be binding on, and shall inure to the benefit of, the parties and their respective heirs, legal representatives, successors and assigns.

                  9.4 NOTICES, ETC. All notices, requests, demands or other communications that are required or permitted under this Agreement shall be given in accordance with SECTION 5.01 of the Purchase Agreement, and shall be deemed received as set forth therein.

                  9.5 SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement or in any other document referenced in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such document.

                  9.6 TIME IS OF THE ESSENCE. Time is absolutely of the essence in construing each provision of this Agreement.

                  9.7 INTERPRETATION. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

                  9.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. A faxed signature shall be as valid as an originally executed signature.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.

                                                  MICROISLET, INC.,
                                                  a Nevada corporation


                                                  By:
                                                       -----------------------
                                                       John F. Steel IV,
                                                       Chief Executive Officer


Acknowledged and Agreed To:


-----------------------------------------------------
Print Name:
           ------------------------------------------
Title, if Applicable:
                     --------------------------------


                            [WARRANT SIGNATURE PAGE]

                                   Appendix A
                                   ----------

                               Notice of Exercise
                               ------------------


To:      Chief Financial Officer
         MicroIslet, Inc.

Ladies and Gentlemen:

The undersigned hereby elects to purchase ___________ Shares of MicroIslet, Inc. pursuant to the terms of the attached Warrant Agreement dated ___________, 2004 (the "Agreement") at the Exercise Price (as defined in the Agreement).

Pursuant to the terms of the Agreement the undersigned has (check one that applies):

         |_| Delivered the aggregate Exercise Price herewith in full in cash or by certified check or wire transfer; or

         |_| Elected to Net Issue Exercise as described in Section 3.2 of the Agreement.


                                      WARRANTHOLDER


                                      ------------------------------------------
                                      Signature

                                      Name:
                                            ------------------------------------

                                      Title:
                                             -----------------------------------

EXHIBIT 99.1


MICROISLET TO ADVANCE PRODUCT DEVELOPMENT WITH DEFINITIVE AGREEMENT FOR $12.8 MILLION PRIVATE PLACEMENT

SAN DIEGO, MARCH 10, 2004 - MicroIslet Inc. (OTCBB: MIIS) announced today that it has entered into agreements for the sale of common stock for gross proceeds of approximately $12.8 million. The purchasers included new and existing institutional, strategic and accredited investors. The company has agreed to sell an aggregate of approximately 9.8 million shares and to issue to the investors five-year warrants to purchase an aggregate of approximately 4.9 million shares.

Burnham Hill Partners and Duncan Capital served as non-exclusive placement agents for the offering.

The proceeds of the financing are expected to be used for working capital purposes to further development of the company's MicroIslet-PTM product candidate. The proceeds are projected to be sufficient to fund the company's operations for the next eighteen months, through completion of formal animal studies in anticipation of filing an Investigational New Drug application with the Food and Drug Administration.

John Steel, Chairman and Chief Executive Officer of MicroIslet said, "We are proud to have successfully raised capital at this level. I am particularly pleased by the participation in the financing of recognized institutions in the health care sector."

Dr. Haro Hartounian, President and COO of MicroIslet, said, "MicroIslet will now have the funding necessary to advance our lead product candidate to human trials and to evaluate novel technologies in the fields of diabetes and cell transplantation therapies."

This announcement does not constitute an offer to sell or a solicitation of an offer to buy securities of MicroIslet. These securities have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States or any state thereof absent registration under the Securities Act and applicable state securities laws or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act. MicroIslet has agreed to file a registration statement covering the resale of the shares of common stock subject to this offering. Burnham Hill Partners is a division of Pali Capital Inc, a NASD registered broker dealer. Duncan Capital is also a NASD registered broker dealer

ABOUT MICROISLET
MicroIslet is a biotechnology company engaged in the research, development, and commercialization of patented technologies in the field of transplantation therapy for people with insulin-dependent diabetes. MicroIslet's patented islet transplantation technology, exclusively licensed from Duke University, includes methods for isolating, culturing, cryopreservation, and immuno-protection (microencapsulation) of islet cells. MicroIslet is working to develop and commercialize a first product, called MicroIslet-PTM, a microencapsulated porcine islet cell suspension that will be used for transplantation in patients with insulin-dependent diabetes.

EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS SET FORTH IN THIS PRESS RELEASE, INCLUDING THE EXPECTATION OF DEVELOPMENT OF NEW THERAPEUTIC PRODUCTS, AND THE IMPACT OF MICROISLET'S PRODUCTS ON DIABETES PATIENTS, ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY, INCLUDING THE RISKS AND UNCERTAINTIES INHERENT IN MEDICAL TREATMENT DISCOVERY, DEVELOPMENT AND COMMERCIALIZATION, THE RISKS AND UNCERTAINTIES ASSOCIATED WITH MICROISLET'S EARLY STAGE XENOTRANSPLANTATION TECHNOLOGIES, THE RISKS AND UNCERTAINTIES OF GOVERNMENTAL APPROVALS AND

REGULATION, MICROISLET'S NEED TO RAISE SUBSTANTIAL ADDITIONAL CAPITAL TO PROCEED THROUGH HUMAN CLINICAL TRIALS AND BRING ANY PRODUCT TO MARKET, THE RISKS THAT MICROISLET'S COMPETITORS WILL DEVELOP OR MARKET TECHNOLOGIES OR PRODUCTS THAT ARE MORE EFFECTIVE OR COMMERCIALLY ATTRACTIVE THAN MICROISLET'S PRODUCTS, AND OTHER RISKS DETAILED FROM TIME TO TIME IN MICROISLET'S MOST RECENT FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE HEREOF. MICROISLET DISCLAIMS ANY INTENT OR OBLIGATION TO UPDATE THESE FORWARD-LOOKING STATEMENTS.

For more information, please visit our Web site at www.microislet.com.

For further information, please contact: Haro Hartounian, Ph.D., President and Chief Operating Officer of MicroIslet, Inc., +1-858-657-0287,
Info@microislet.com.